Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Ave., Suite 300

Santa Ana, CA 92705

714-667-8252 ext.251

jswartz@nnnrealtyadvisors.com

NNN APARTMENT REIT ACQUIRES
TOWNE CROSSING APARTMENTS IN MANSFIELD, TEXAS

Santa Ana, California, August 31, 2007 – NNN Apartment REIT, Inc. has acquired Towne Crossing Apartments in Mansfield, Texas. The acquisition closed on August 29, 2007.

Towne Crossing is a 268-unit multifamily property totaling nearly 232,000 square feet in the Dallas/Fort Worth suburb of Mansfield, Texas. Completed in 2004, the property consists of 12 three-story apartment buildings and a clubhouse situated on more than 17 acres. The gated community offers six floor plans ranging in size from 659-square-foot one bedroom/one bath units to 1,202-square-foot three bedroom/two bath units. Unit amenities include washer/dryer connections, crown molding, and either private balconies or patios. Community amenities include a swimming pool with a fountain and spa, laundry facilities, barbeque/picnic area, and a clubhouse with a 24-hour fitness center.

Towne Crossing is located 20 miles from downtown Dallas and 18 miles from downtown Fort Worth. The property provides 482 parking spaces, including 210 carports and 58 attached garages. A variety of retail, commercial and entertainment amenities are located near the property, which is 96 percent occupied.

Money Magazine and CNN Money recently added the city of Mansfield to its annual list of Best Places to Live in America. According to the Mansfield Economic Development Corporation, the city’s quality of life is among the highest in the Dallas/Fort Worth metroplex. The average new single-family home built in 2006 was valued at more than $239,000; and the average annual family income is estimated to be $91,878.

Mansfield has experienced substantial population and economic growth in recent years. According to statistics provided by the United States Census Bureau, the population of Mansfield increased from 28,031 in 2000 to nearly 52,000 in 2007, or approximately 12 percent per year. The $134 million Methodist Mansfield Medical Center opened in December of 2006, creating a surge in job openings. In addition, two other hospitals are being planned, as well as five hotels, numerous restaurants, a Big League Dreams sports complex, and a Hawaiian Falls Waterpark.

— MORE —

2 – 2 – 2 NNN Apartment REIT Acquires Towne Crossing

“The population growth and economic vitality of the city of Mansfield makes it an ideal market for an investment by NNN Apartment REIT,” explained Gus Remppies., executive vice president and chief investment officer of NNN Apartment REIT. “With such extensive commercial development underway, teamed with the underlying value of this Class A property, Towne Crossing Apartments is an excellent addition to our growing portfolio.”

NNN Apartment REIT offers a monthly distribution of 7.0 percent per annum, and is seeking to acquire properties in geographically-diverse markets throughout the United States that are poised for strong population and economic growth. As of August 17, 2007, NNN Apartment REIT has sold approximately 5.9 million shares of its common stock for nearly $59.2 million through its initial public offering, which began in the third quarter of 2006.

NNN Apartment REIT purchased Towne Crossing from Parkwood Management, which was represented by Evan Jacobson of Thompson Realty, an unaffiliated third party. NNN Apartment REIT assumed the property’s existing Freddie Mac financing.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Apartment REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of more than 37 million square feet of real estate, including approximately 9,000 apartment units, with a combined market value in excess of $5.1 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

***

This press release contains certain forward-looking statements with respect to the future population, job growth and economic performance of Mansfield, Texas. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of Mansfield, Texas; uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.

###